UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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FGBC BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FGBC BANCSHARES, INC.
101 Main Street
Franklin, Georgia 30217
April 30, 2010
Dear Shareholder:
     On behalf of the Board of Directors and management of FGBC Bancshares, Inc. (the “Company”), I cordially invite you to the annual meeting of shareholders to be held on Monday, June 7, 2010, at 10:00 a.m. at the Franklin office of First Georgia Banking Company, 101 Main Street, Franklin, Georgia 30217 for the following purposes:
1)	Elect Class III Directors. To elect five Class III directors to serve three-year terms until the Company’s 2013 annual meeting of shareholders.

2)	Ratify Independent Auditors. To ratify the selection of Mauldin & Jenkins, LLC as the Company’s independent auditors for 2010.

3)	Other Business. To transact such other or further business as may properly come before the annual meeting and any adjournment or postponement thereof.
     The accompanying proxy statement includes a formal notice of the annual meeting, information concerning the proposals to be voted on and other information concerning the annual meeting.
     A form of proxy is enclosed, and you are urged to complete, sign and return it to FGBC Bancshares, Inc. as soon as possible in the enclosed, postage-paid envelope. If you attend the annual meeting in person, you may revoke your proxy at that time simply by requesting the right to vote in person. Additionally, you may revoke the proxy by filing a subsequent proxy with the Secretary of FGBC Bancshares, Inc. prior to or at the time of the annual meeting.
     Your continued support of the Company is very important and every vote counts. I look forward to welcoming you at the meeting.
Sincerely,
W. Brett Morgan
Interim President and Chief Executive Officer

FGBC BANCSHARES, INC.
101 Main Street
Franklin, Georgia 30217

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, JUNE 7, 2010

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of FGBC Bancshares, Inc., a Georgia corporation (the “Company”), will be held on Monday, June 7, 2010, at 10:00 a.m. at the Franklin office of First Georgia Banking Company, 101 Main Street, Franklin, Georgia 30217, for the following purposes:
1)	Elect Class III Directors. To elect five Class III directors to serve three-year terms until the Company’s 2013 Annual Meeting of Shareholders.

2)	Ratify Independent Auditors. To ratify the selection of Mauldin & Jenkins, LLC as the Company’s independent auditors for 2010.

3)	Other Business. To transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
     The Board of Directors has fixed the close of business on April 12, 2010 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of such shareholders will be available for inspection by shareholders at the Annual Meeting.
     Detailed information relating to the above matters is set forth in the accompanying proxy statement dated April 30, 2010. Whether or not you expect to attend the Annual Meeting in person, please mark, sign, date, and return the enclosed proxy card in the accompanying postage-paid envelope as promptly as possible. If you do attend the Annual Meeting in person, you may withdraw your proxy should you wish to vote in person. Additionally, you may revoke the proxy by filing a subsequent proxy with the Secretary of FGBC Bancshares, Inc. prior to or at the time of the Annual Meeting.
By Order of the Board of Directors,
W. Brett Morgan
Interim President and Chief Executive Officer
Franklin, Georgia
April 30, 2010

FGBC BANCSHARES, INC.
101 Main Street
Franklin, Georgia 30217
(678) 839-4510

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2010

GENERAL INFORMATION
     This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of FGBC Bancshares, Inc., a Georgia corporation (the “Company”), for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at 10:00 a.m. on Monday, June 7, 2010, at the Franklin office of First Georgia Banking Company, 101 Main Street, Franklin, Georgia 30217 and at any and all adjournments or postponements thereof.
     This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about April 30, 2010. A copy of the Company’s Annual Report on Form 10-K accompanies this proxy statement.
     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the proxy at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to the Company prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy is duly executed and returned prior to the Annual Meeting. If the enclosed proxy is duly executed and returned prior to the Annual Meeting but no directions are specified, the shares will be voted “FOR” the election of the director nominees recommended by the Board of Directors, “FOR” ratification of the appointment of Mauldin & Jenkins, LLC as the Company’s independent auditors, and in accordance with the discretion of the named proxies on other matters properly brought before the Annual Meeting. Any written notice revoking a proxy should be sent to: FGBC Bancshares, Inc., P.O. Box 2578, Carrollton, Georgia 30112, Attention: Corporate Secretary.
     The expense of preparing, printing and mailing this proxy statement and soliciting the proxies sought hereby will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company (who will not receive additional compensation) in person, by telephone, or via facsimile transmission or other electronic means. The Company also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of the Company’s common stock, no par value (the “Common Stock”), as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Promptly signing and returning the enclosed proxy card will help to avoid additional expense.
     The Board of Directors of the Company has fixed the close of business on April 12, 2010 as the record date (“Record Date”) for determination of the Company’s shareholders entitled to notice of and to vote at the Annual Meeting. At the close of business on such date, there were 13,993,233 shares of Common Stock outstanding and held by approximately 1,542 shareholders of record. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record at the close of business on the Record Date.

NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS
     We have posted materials related to the Annual Meeting on the Internet. The following materials are available on the Internet at www.firstgabnk.com/proxy:
•	This proxy statement for the Annual Meeting, and

•	Our annual report on Form 10-K filed with the Securities and Exchange Commission.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the beneficial ownership of our Common Stock as of April 12, 2010 by (i) each director; (ii) each executive officer who is identified under the section entitled “Executive Compensation”; and (iii) all of the directors and identified executive officers as a group. The Company is not aware of any person who beneficially owns more than 5% of the Company’s outstanding Common Stock.

Name	Position(s) Held	Shares Owned[1]	Percentage[1]
Gregory S. Akins	EVP/Chief Operating Officer	103,571[2]	0.74%

Roy L. Denney	Director	350,652[3]	2.50%

Walter D. Duke	Director	263,196[4]	1.88%

Wyche T. Green, III	Director	71,616[5]	0.51%

Gregory M. Hagan	Director	195,837[6]	1.40%

George B. Hamil, Jr.	Director	191,706[7]	1.37%

Terry L. Harper	Director	51,813[8]	0.37%

Emmett K. Harrod	Director	56,267[9]	0.40%

H. Jeffrey Lindsey	Director	224,304[10]	1.60%

Teresa L. Martin	EVP/Chief Financial Officer	99,942[11]	0.71%

Dennis H. McDowell	Director	590,310[12]	4.22%

W. Brett Morgan	Interim President & CEO / Chief Lending Officer[13]	26,491[14]	0.19%

Edward R. Newbern	Director	338,322[15]	2.42%

G. Randall Pugh	Director	34,690[16]	0.25%

Jackie L. Reed	Former Chief Executive Officer/Director[17]	243,609[18]	1.72%

Carl R. Sewell, Jr.	Director	219,929[19]	1.57%

Bart R. Smith	Director	101,468[20]	0.73%

Name	Position(s) Held	Shares Owned[1]	Percentage[1]
Gleamer L. Smith, Jr.	Director	155,623[21]	1.11%

Robert L. Stewart, Jr.	Director	195,477[22]	1.40%

All directors and executive officers as a group (19 individuals)		3,514,823[23]	25.09%

(1)	The information shown above is based upon “beneficial ownership” concepts as set forth in rules promulgated under the Securities Exchange Act of 1934. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote, or to direct the voting of, such security, or has or shares “investment power”, which includes the power to dispose, or to direct the disposition of, such security. A person is also deemed to be the beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. In accordance with SEC rules, percentages were calculated based on the amount of outstanding shares plus, for each such person or group, any shares that person or group has the right to acquire within 60 days through stock options or other rights.

(2)	Includes 46,666 shares that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days and 714 shares that may be acquired through the exercise of stock warrants. Of this total 15,000 shares are pledged as security.

(3)	Includes 20,392 shares held in Mr. Denney’s spouse’s retirement plan and 14,285 shares that may be acquired through the exercise of stock warrants. Of this total 57,143 are pledged as security.

(4)	Includes 7,143 shares that may be acquired through the exercise of stock warrants.

(5)	Includes 7,143 shares that may be acquired through the exercise of stock warrants.

(6)	Includes 7,143 shares that may be acquired through the exercise of stock warrants.

(7)	Includes 85,771 shares held for Mr. Hamil’s account in a retirement plan, 7,499 shares that may be acquired through the exercise of stock warrants, and 1,000 shares held in Mr. Hamil’s spouse’s name. Of this total 22,190 shares are pledged as security.

(8)	Includes 3,571 shares that may be acquired through the exercise of stock warrants. Of this total 10,000 shares are pledged as security.

(9)	Includes 1,169 shares that may be acquired through the exercise of stock warrants. Of this total 16,000 shares are pledged as security.

(10)	Includes 10,000 shares held in Dr. Lindsey’s spouse’s name, 5,000 shares that may be acquired through the exercise of stock warrants, and 2,500 shares that may be acquired in Dr. Lindsey’s spouse’s name through the exercise of stock warrants.

(11)	Includes 67,880 shares that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days and 1,928 shares held by Ms. Martin as custodian for her minor child.

(12)	Of this total 450,000 are pledged as security.

(13)	Mr. Morgan was appointed as Interim President and CEO effective March 19, 2010.

(14)	Includes 6,600 shares that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days and 2,500 shares that may be acquired through the exercise of stock warrants.

(15)	Includes 189,789 shares held in the Eddie G. Newbern Retirement Trust and 3,571 shares that may be acquired through the exercise of stock warrants.

(16)	Includes 3,571 shares that may be acquired through the exercise of stock warrants.

(17)	Mr. Reed resigned as President and CEO of the Company on March 19, 2010. He also resigned from his position as a director of the Company.

(18)	Includes 177,082 shares that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days and 3,214 shares that may be acquired through the exercise of stock warrants. Of this total 27,513 shares are pledged as security.

(19)	Of this total 142,482 shares are pledged as security.

(20)	Includes 1,785 shares that may be acquired through the exercise of stock warrants.

(21)	Includes 6,961 shares held in Mr. Smith’s spouse’s individual retirement plan and 3,571 shares that may be acquired through the exercise of stock warrants.

(22)	Includes 40,083 shares held in a family limited partnership, 3,726 shares held by Mr. Stewart’s spouse as custodian for his minor child, and 7,143 shares that may be acquired through the exercise of stock warrants. Of this total 136,869 shares are pledged as security.

(23)	Includes 298,229 shares that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days and 81,522 shares that may be acquired through the exercise of stock warrants.
     Changes in Control. There are no arrangements that may result in a change of control of the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of any class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Such persons are required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. Based solely on its review of copies of such reports received by it and written representations that no other reports were required, the Company believes that all filing requirements were complied with on a timely basis during 2009.
PROPOSAL NO. 1 -
ELECTION OF CLASS III DIRECTORS
     At the Annual Meeting five Class III directors will be elected each to serve for a three-year term of office.
     The Company’s articles of incorporation divide the Board of Directors of the Company into three classes, Class I, Class II and Class III, each of which is as nearly equal in number as possible. The directors in each class hold office for staggered terms of three years each. The term of Class III directors expires at the 2010 Annual Meeting. The Board of Directors has set the number of the Class III directors at five. The Board of Directors has nominated the following persons for Class III membership on the Board, and unanimously recommends a vote “FOR” the election of these persons: Walter D. Duke, George B. Hamil, Jr., Terry L. Harper, Howard J. Lindsey, and Robert L. Stewart.
     All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the election of the five Class III nominees listed above. In the event that any nominee is unable to serve, which is not expected, the persons designated as proxies will cast votes for such other persons as they may select. Provided that a quorum exists directors are elected by a plurality of the votes cast at the Annual Meeting.
     The Board of Directors unanimously recommends a vote “FOR” the election of the five nominees listed above.
DIRECTORS AND EXECUTIVE OFFICERS
General
     The following table gives certain information about members of our Board of Directors and our executive officers, including their ages as of April 30, 2010 and the positions they held with the Company and its banking subsidiary, First Georgia Banking Company (the "Bank") as of

December 31, 2009. Except for Randall Pugh, who joined the Board in 2007, each of the Company’s directors has served as a director since the Company’s incorporation in 2004. All of the Company’s directors other than Roy L. Denny, Terry L. Harper and Carl R. Sewell, Jr. qualify as “independent” directors as defined in Nasdaq Rule 4200(a)(15).

Name	Class (if a director)	Age	Position(s) Held
Gregory S. Akins		52	EVP/Chief Operating Officer

Roy L. Denney	I	67	Director

Walter D. Duke	III	66	Director

Wyche T. Green, III	II	38	Director

Gregory M. Hagan	I	50	Director

George B. Hamil, Jr.	III	56	Director

Terry L. Harper	III	62	Director

Emmett K. Harrod	I	63	Director

H. Jeffrey Lindsey	III	50	Director

Teresa L. Martin		39	EVP/Chief Financial Officer

Dennis H. McDowell	II	67	Director

W. Brett Morgan		57	EVP/Chief Lending Officer[1]

Edward R. Newbern	I	43	Director

G. Randall Pugh	I	66	Director

Jackie L. Reed	II	59	Chief Executive Officer/Director[2]

Carl R. Sewell, Jr.	II	54	Director

Bart R. Smith	I	44	Director

Gleamer L. Smith, Jr.	II	64	Director

Robert L. Stewart, Jr.	III	57	Director

(1)	Mr. Morgan was appointed Interim President/CEO of both the Bank and the Company on March 19, 2010.

(2)	Mr. Reed resigned his position as President/CEO of both the Bank and Company as well as his position on the Company’s Board of Directors on March 19, 2010.
     The following text gives certain additional information concerning our directors and executive officers, including their business experience during the last five years.
     GREGORY S. AKINS. Mr. Akins is the EVP/Chief Operating Officer of the Bank and the Company. He joined the Bank in 2005 serving as its Chief Lending Officer and from August 2007 to March 2008 served dual roles as the Bank’s CLO/COO. He previously served as Chief Financial Officer of Citizens Bank & Trust of West Georgia from 1982 until joining the Bank. From 1980 to 1982 Mr. Akins served as Assistant Bank Examiner with the Georgia Department of Banking and Finance. He graduated from the University of West Georgia with a B.B.A. in Accounting and resides in Bowdon, Georgia. Mr. Carl R. Sewell, Jr., one of the Company’s directors, is Mr. Akin’s brother-in-law.
     ROY L. DENNEY. Mr. Denney has been the CEO of Southern A & E, an architectural and engineering firm in Austell, Georgia since 1998. He has over 30 years of experience in the area of architecture and graduated from Georgia Institute of Technology with a B.A. in this field. In addition, Mr. Denney holds both real estate agent and pilot licenses and continues his involvement in the American Institute of Architects and the Georgia Association of Realtors. He served as a director on the advisory board of Citizens & Southern National Bank (now Bank of America) from 1994 until 1997. Mr. Denney is a life long resident of Carrollton, Georgia.
     Mr. Denney’s extensive knowledge and experience in the commercial construction process has provided valuable insight to the Board of Directors during the construction of the Bank’s many facilities. The Board believes that his business knowledge and involvement in the Carrollton community make him well-suited to serve on the Board of Directors.
     WALTER D. DUKE. Mr. Duke has been the owner of Walter D. Duke & Associates, a tax-consulting firm, since 1973. Mr. Duke is also a partner with Wiggins & Duke, where he has served as a sales representative for health aids since 1998. Mr. Duke graduated from Georgia State University with a B.B.A. in Accounting and resides in Carrollton, Georgia.
     Mr. Duke has been a community leader, long-term business owner, and trusted advisor to many small business and individuals in the west Georgia area for many years. With the Bank’s interest in small business and consumer banking, the Board believes that Mr. Duke brings a valuable perspective and insight to the Board. His experience provides the Board with a focus on the financial needs of a wide variety of local small business’ and the owners within. The Board also noted Mr. Duke’s experience as an accountant, and what that brings to the audit function, in concluding that he was well-suited to serve on the Board of Directors.
     WYCHE T. GREEN, III. Mr. Green has worked for Greenway Medical Technologies in Carrollton for over eleven years, serving as its President since 2000. Mr. Green served as VP of Sales and Marketing for Greenway Corporation from 1996 until its sale to DISYS Group, Inc. in 1998. In that position he helped design, test and market a check imaging solution for the banking industry. He graduated from Auburn University with a B.A. in Management. He serves on the Board of R.W. Allen Construction, West Georgia Habitat for Humanity, Greenway Medical Technologies, Auburn Athletic Advisory Council, University of West Georgia Foundation and the CDISC Industry advisory board. Mr. Green resides in Carrollton, Georgia.
     In addition to operating a technology oriented business, Mr. Green’s commitment to the Carrollton community is evidenced by his leadership roles in several local organizations. He brings to the Board a broad community perspective while also providing guidance on technological issues which are vital components in providing quality products and services in the financial industry today. The Board believes that this experience and community involvement make him well-suited to serve on the Board of Directors.
     GREGORY M. HAGAN. Mr. Hagan is President of GMH Ventures, LLC, an investment firm focused on small business securities. He was formerly Vice President of Operations and Chief Operating Officer for Franklin Aluminum Company in Franklin, Georgia from 1989 through 2008 and had been employed in various positions with the firm since 1982. Mr. Hagan served on the advisory board of Regions Bank of Heard County for five years and is a graduate of Purdue University. Mr. Hagan resides in Carrollton, Georgia.
     The Board believes that Mr. Hagan’s extensive business knowledge and experience, as well as involvement in our banking communities, provide critical insight to our Board of Directors. His experience and leadership with both small and large companies provides a valuable perspective. For these reasons, the Board believes that Mr. Hagan is well-suited to serve on the Board of Directors.
     GEORGE B. HAMIL, JR. Mr. Hamil has served as President and CEO of Southern Therapy Services, Inc. in Carrollton, Georgia since 1985. He has a degree in physical therapy from the Medical College of Georgia, as well as a M.E. in Counseling from the University of West Georgia. In 2006, he was appointed by Governor Perdue to serve on the State Board of Physical Therapy. He has also been a partner in Southern Properties, a real estate investment firm in Carrollton, since 1988 and served on the advisory board of Regions Bank for over five years. Mr. Hamil resides in Carrollton, Georgia.
     The Board believes that Mr. Hamil’s experience managing a small business in a regulated industry allows insight into the challenging regulatory environment in which the Bank operates. The Board also believes that his knowledge of and involvement in the Carrollton community provides valuable perspective into the business, government, and consumer aspects of this market. For the foregoing reasons, the Board believes that Mr. Hamil is well-suited to serve on the Board of Directors.
     TERRY L. HARPER. Mr. Harper has been an insurance agent with State Farm Insurance and an associate broker with Harper Realty in Franklin, Georgia since 1980. In addition to his real estate and insurance licenses, he holds series 6 and 63 licenses from the NASD. In addition, Mr. Harper has served on the Board of the Heard County Development Authority for over 18 years and on the Board of Three Rivers Regional Commission for one year. He also served as a director of the Bank of Heard County from 1994 until Regions Bank acquired it in 1996. After that time, he served on the advisory board of Regions Bank of Heard County for five years. Mr. Harper resides in Roopville, Georgia.
     Mr. Harper provides to the Board his extensive small business experience in the Heard County market while at the same time having many state-wide political and business contacts. His knowledge, leadership, and involvement in the Heard County community provide valuable perspective into all aspects of this market. The Board also noted Mr. Harper’s past bank board experience in concluding the he is well-suited to serve on the Board of Directors.
     EMMETT K. HARROD. Mr. Harrod served as Judge of the Probate Court of Heard County in Franklin, Georgia from 1986 until his retirement in 2000 and is still frequently called upon to use his legal experience as a mediator. He has owned and managed Double H Farms, a cattle farm in Ephesus, Georgia, for over five years. He has also served as President of Harrod Logging & Timber since 1980, and has been a partner in JCC Cattle Company since 1992. In addition, he has served on the Board of Directors of Carroll EMC for over 30 years, the Board of the Georgia Agricultural Land Trust for 2 years, the Board of the Heard County Development Authority for one year, and the Board of the McIntosh Trail Management Service for 3 years. Mr. Harrod has a business degree from the University of West Georgia and resides in Roopville, Georgia.
     Mr. Harrod provides a unique combination of legal and small business experience to the Board of Directors. His extensive knowledge of and involvement in the Heard County community provides valuable perspective into the business, government, and consumer portions of this market. In addition, Mr. Harrod’s experience serving on the Board of Directors of the Bank of Heard County from 1988 until Regions Bank acquired it in 1996 and then on the advisory board of Regions Bank of Heard County until April, 2003 provides over twenty years of banking leadership to the Board. For these reasons, the Board believes Mr. Harrod is well-suited for the Board of Directors.
     H. JEFFREY LINDSEY. Dr. Lindsey is an orthodontist and has been the President of H. Jeffrey Lindsey, DMD, PC in Carrollton, Georgia since 1986. He is a graduate of the University of Kentucky School of Dentistry and received an MSD from the University of Kentucky Graduate School. Dr. Lindsey was a founding trustee of the Georgia Dental Holding Company in Atlanta, a for-profit arm of the Georgia Dental Association that oversees insurance operations of the Association. Since 2007, Dr. Lindsey has served as a trustee of Tanner Medical Center, Inc. and serves as Chair of the Finance Committee. From 1996 until 2001 he served as an advisory director of the Regions Bank of Carroll County. Dr. Lindsey resides in Carrollton, Georgia.
     In addition to his professional experience, Dr. Lindsey has shown his commitment to the west Georgia area in the various leadership roles he has embraced. The Board believes that Dr. Lindsey’s knowledge of and involvement in the Carrollton community provides perspective into the financial needs of the small business’ and consumers in this area and that he possesses strong analytical and management skills that serve to strengthen the Board structure.
     TERESA L. MARTIN. Mrs. Martin has been the EVP/Chief Financial Officer of the Bank since its inception and has served in the same capacity for the Company since its formation. She joined the Bank’s organizational efforts in May, 2003. Previously Ms. Martin was employed for over 15 years with Community Trust

Bank in Hiram where she served in various capacities most recently as Chief Financial Officer from 1998 until 2003. Mrs. Martin is a graduate of Kennesaw State University, receiving both undergraduate and MBA degrees. She holds a CPA license and resides in Douglasville, Georgia.
     DENNIS H. McDOWELL. Mr. McDowell is a builder/developer and has been the owner of D. H. McDowell & Associates in Carrollton, Georgia since 1969. He also has been the owner of Chattahoochee Mortgage & Investment and Secured Realty, both located in Carrollton, since 1994. Mr. McDowell served on the advisory board of Colonial Bank in Carrollton from 1999 until 2002. Mr. McDowell resides in Carrollton, Georgia.
     Mr. McDowell brings to the Board of Directors extensive business management experience and entrepreneurship. As real estate development experience is an important aspect of our business, Mr. McDowell’s experience in this area provides valuable perspective for the Board. For these reasons, the Board believes that he is well-suited to serve on the Board of Directors.
     W. BRETT MORGAN. Mr. Morgan joined the Company as Senior Lending Officer in March 2008 and became the EVP/Chief Lending Officer in October 2008 of both the Bank and the Company. He was then appointed by the Board of Directors as Interim President/CEO, pending regulatory approval, upon Mr. Reed’s resignation on March 19, 2009. Mr. Morgan previously served for 33 years in various capacities for Regions Bank most recently as City President over the Dothan and Enterprise, Alabama markets from 2000 through 2007. He graduated from Alabama Banking School where he served as President of his class and attended Auburn University. Mr. Morgan resides in Carrollton, Georgia.
     EDWARD R. NEWBERN. Mr. Newbern is actively employed in the real estate development area as a partner in several real estate development operations in Carrollton and holds a controlling interest in Riverview Retirement Living, LLC in Carrollton. He has been a real estate developer since 1991. Mr. Newbern resides in Bremen, Georgia.
     The Board believes that Mr. Newbern’s business management experience and entrepreneurship, as well as his experience in real estate development and community ties provide valuable perspective for the Board and therefore make him well-suited to serve on the Board of Directors.
     G. RANDALL PUGH. Since 1984 Mr. Pugh has served as the President and CEO of Jackson Electric Membership Corporation. He is currently a director on the Georgia Systems Operations Company (GSOC) Board of Directors where he serves as Chairman of the Audit Committee. He also serves as a director on the Oglethorpe Power Corporation (OPC) Board of Directors. He received a B.B.A. in Accounting from the University of Georgia. Mr. Pugh resides in Jefferson, Georgia.
     Mr. Pugh brings to the Board of Directors decades of business management experience and a wealth of knowledge of our north-eastern markets. The Board believes that his involvement in the Jefferson community provides important perspective into the business, government, and consumer aspects of this area. For these reasons, the Board concluded the Mr. Pugh is well-suited to serve on the Board of Directors.
     JACKIE L. REED. Mr. Reed served as President/CEO of the Bank since its inception in 2003 and served in the same capacity for the Company since its formation in 2004. He resigned these positions with both the Bank and Company as well as his position on the Company’s Board of Directors on March 19, 2010. Previously, he was the President and CEO of Regions Bank of Carroll and Heard Counties from 1996 until his resignation in 2003. Prior to that time he was CEO of the Bank of Heard County in Franklin, Georgia, from 1994 until 1996. From 1977 until 1994 Mr. Reed served as Vice President and director of the Bank of Heard County. He graduated from the University of Alabama with a B.S. in Finance. Mr. Reed resides in Carrollton, Georgia.
     CARL R. SEWELL, JR. Mr. Sewell has been the President and Manager of daily operations of The Ray Sewell Company in Bremen, Georgia, which is a family-owned publishing, real estate, and investment company, since 1978. He graduated from the University of Alabama with a B.S. in Marketing. Mr. Sewell resides in Bremen, Georgia. Mr. Greg Akins, the Bank’s and Company’s EVP/Chief Operating Officer, is Mr. Sewell’s brother-in-law.
     Mr. Sewell brings to the Board of Directors many years of business management experience and entrepreneurship. Mr. Sewell’s extensive knowledge of and involvement in the Bremen community provides valuable perspective into the business, government, and consumer portions of this market. The Board believes that his experience and commitment to the Bremen community make him well-suited to serve on the Board of Directors.
     BART R. SMITH. Mr. Smith has been the General Manager of Don Rich Ford Co., Inc. in Villa Rica, Georgia, since 2004. He served as Assistant General Manager from 1986 to 2004. He has been with the family-owned company, which was started in 1971, since 1986. Mr. Smith resides in Villa Rica, Georgia.
     Mr. Smith has been a community leader and small business manager in the Villa Rica market for many years. With the Bank’s interest in small business banking, Mr. Smith brings a valuable insight to the Board. In addition, his knowledge of and involvement in the Villa Rica community provides valued perspective into this market. For these reasons, the Board believes that he is well-suited to serve on the Board of Directors.
     GLEAMER L. SMITH, JR. Mr. Smith is an attorney who has practiced in Carrollton, Georgia since 1983. He has also serves as a judge in the municipal court in Carrollton since 1997. He received a B.A. from the University of West Georgia, and his J.D. from the University Of Georgia School Of Law. He served on the Board of Citizens & Merchants Bank in Bremen, Georgia from 1981 to 1986.
     Mr. Smith brings a combination of real estate oriented legal experience and market knowledge to the Board of Directors. In his legal career, Mr. Smith primarily provided real estate related legal services to many clients who were mortgage companies or banks. As real estate lending is an important aspect of our business, Mr. Smith’s legal knowledge in this area provides invaluable perspective and makes him well-suited to serve on the Board of Directors.
     ROBERT L. STEWART, JR. Mr. Stewart has been associated with J. Smith Lanier & Company, an insurance firm in Carrollton, Georgia, since 1988 and became managing director of the firm in 1999. He is also a partner in several real estate sales & development companies in Franklin and Carrollton. Mr. Stewart served as an advisory director on the Regions Bank of Carroll County Board from 1997 until April 2003. He also worked as a loan officer at Carrollton State Bank from 1978 to 1981. Mr. Stewart resides in Carrollton, Georgia.
     The Board believes that Mr. Stewart’s knowledge and business experience, as well as involvement in our banking communities provide critical insight to our Board of Directors. His past and present experience and leadership of a small business in Carrollton area provides valuable perspective into the business community in this market. For these reasons the Board believes that Mr. Stewart is well suited to serve on the Board of Directors.
Code of Ethics
     The Company’s bank subsidiary adopted a code of ethics applicable to its officers and employees in 2003. Although the code does not satisfy all of the criteria set forth in Item 406(b) of the Securities and Exchange Commission Regulation S-K, the Board of Directors believes that it is reasonably designed to promote ethical conduct and prevent conflicts of interest. Because the existing code accomplishes these objectives, the Board of Directors did not believe that it was necessary to adopt an additional code of ethics that complies with the SEC definition at this time, although it may do so in the future.
Meetings and Committees of the Board of Directors
     The Company’s Board of Directors held sixteen meetings during 2009. All directors attended at least 75% of the total number of meetings held by the Board of Directors and the committees on which such directors served during 2009.
     The Company’s Board of Directors has an Executive/Nominating Committee, which during 2009 consisted of George B. Hamil, Jr., H. Jeffrey Lindsey, Terry L. Harper, Jackie L. Reed and Gleamer L. Smith, Jr. Its primary function is to serve as the Company’s management group when the full Board is not in session in accordance with the procedures and limitations set forth in the Company’s bylaws. This committee also fulfills nominating functions for the Board, although it does not have a formal charter covering those functions. No formal charter has been adopted to date due to the Company’s relative small size and the belief that it can properly function without the need for a formal charter. The Company has not adopted any formal nominations process. However, the general criteria that will be considered in determining director nominees are described under “Consideration of Director Candidates” below.
     The Compensation Committee consists of Gregory M. Hagan, Edward R. Newbern, G. Randall Pugh and Carl R. Sewell, Jr. The Committee has adopted a written charter, which is attached to this proxy statement as Appendix A. The charter is not currently available on the Bank’s website, although the Bank may post it to its website on a later date.
     The Audit Committee consists of Walker D. Duke, Emmett K. Harrod, Terry L. Harper, Edward R. Newbern and Bart R. Smith. The Audit Committee oversees and reviews the internal and independent audit function of the Company and reports the Committee’s findings and recommendations to the Board. The composition of the Company’s Audit Committee complies with the NASDAQ rule for audit committees because the Committee has at least three members, all of whom are independent directors under the applicable NASDAQ rule. The Board of Directors has determined that Walter D. Duke qualifies as an Audit Committee financial expert under SEC rules. The Committee has adopted a written charter, which is attached to this proxy statement as Appendix B. The charter is not currently available on the Bank’s website, although the Bank may post it to its website on a later date.
Audit Committee Report
     The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.
     The Audit Committee has reviewed and discussed the audited financial statements for the year ending December 31, 2009 with the Company’s management. The Committee has also discussed with Mauldin & Jenkins, LLC, the independent auditors, the matters required to be discussed by Statement on Accounting Standards Number 61.
     The Audit Committee has received the written disclosures and the letter from Mauldin & Jenkins, LLC required by Independence Standards Board Standard No. 1 and has discussed with Mauldin & Jenkins, LLC its independence.
     Based on the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009.
The Audit Committee
/s/ Walter D. Duke
/s/ Emmett K. Harrod
/s/ Terry L. Harper
/s/ Edward R. Newbern
/s/ Bart R. Smith
Board Leadership Structure and Role in Risk Oversight
     The Company is focused on corporate governance practices, and independent board oversight is valued as an essential component of strong corporate performance to enhance shareholder value. Since its inception the Company has always had an independent Chairman separate from the Chief Executive Officer. The Board believes it is important to maintain flexibility in its leadership structure, but firmly supports having an independent director in a board leadership position at all times. Having an independent Chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman provides independent leadership of the Board and also serves as a liaison between the Board and senior management. The Board has determined that the current structure is the most appropriate structure at this time and intends to maintain a separation between the principal executive officer and board chairman positions.

     The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board, although the Board and all of its committees are sensitive to risks relating to the Company and its operations. The Audit Committee focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. It receives reports from management regularly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. The Audit Committee reports regularly to the full Board, which also considers the Company’s entire risk profile, including additional strategic and reputational risks. The Board considers the most significant risks facing the Company and the Company’s general risk management strategy, ensuring that risks undertaken by the Company are consistent with the Board’s objectives. While the Board oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. While we believe that this division of responsibility is the most effective approach for addressing the risks facing our Company, we will continue to re-examine our Board leadership structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.
Consideration of Director Candidates
     In evaluating potential nominees, the Board of Directors believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the Company’s affairs and be free of conflicts of interest. The Board of Directors will also consider the extent of the candidate’s business acumen and experience and such other factors as it deems appropriate in any given circumstance, including whether a candidate’s background will add to the overall diversity of the directors’ collective business and leadership experience. Other than these general guidelines and adherence to the Company’s bylaws, the Board of Directors does not have any formal procedures that it follows in connection with the nominations process. Furthermore, the Board has not established any different evaluation process depending on who nominates directors. The Board of Directors believes that its existing practice gives it the flexibility that it needs to best serve the interests of the Company’s shareholders.
     The Board of Directors will consider nominees recommended by shareholders, although it has not actively solicited recommendations from shareholders nor has it established any formal procedures for this purpose other than as set forth in the Company’s bylaws. Any such recommendations should be sent to the attention of the Company’s Secretary at the Company’s main address.
Shareholder Communications with the Board of Directors
     The Company’s Board of Directors welcomes all communications from shareholders to the Board of Directors and/or management. Communications received by management will be discussed with the Chairman of the Board, who is then responsible to exercise his or her discretion whether to present the communication to the full Board. Each Board member who receives communications directly from shareholders exercises his or her own discretion upon whether to present the communications to the Board of Directors. Shareholders who wish to communicate with the Board or any of its members may direct such communication to the Company’s main address.
     The Company does not have a formal policy regarding director attendance at the Company’s annual shareholder meeting, although all directors are encouraged to attend. Seven directors attended the Company’s 2009 annual meeting.
Certain Relationships and Related Transactions
     Certain of the directors and executive officers of the Company, members of their families and companies or firms with which they are associated, were customers of and had banking transactions with the Company’s bank subsidiary in the ordinary course of business during 2009, and such transactions are expected to continue in the future. All loans and commitments to loan included in these transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than a nominal risk of collectibility or present other unfavorable features. With the exception of the relationship disclosed below, none of the loans outstanding to directors or officers of the Company, members of their families or companies or firms with which they are associated were non-performing as of December 31, 2009. Total loans outstanding to all directors and executive officers of the Company and First Georgia Banking Company, or affiliates of such persons (including members of the immediate families of such persons or companies in which such persons had a 10% or more beneficial interest), amounted to an aggregate of $17,735,154 at December 31, 2009. All extensions of credit to directors, executive officers or related parties, regardless of size or maturity, must be approved by the full Board of the Bank. The interested party must physically leave the presence of the other directors during the discussion of the transaction.
     In 2007 the Bank extended two loans to a corporation that is 80% owned by the son of Dennis McDowell, who serves on our Board. The first loan had an original principal balance of $3,000,000 and is primarily secured by commercial real estate. The second loan had an original principal balance of $1,526,470 and is primarily secured by a combination of operating equipment and commercial real estate. The interest rate on both loans is prime plus 50 basis points, which equaled 3.75% for the duration of 2009.
     The borrower filed for Chapter 11 bankruptcy and is currently operating as a “debtor in possession”. Due to the bankruptcy, our loans to this borrower were on non-accrual status as of December 31, 2009. During 2009 we agreed to provide debtor-in-possession financing to the borrower in the form of a $250,000 line of credit carrying an interest rate of 5% on the condition that an independent manager be appointed to run the company until a buyer is secured. This loan carries a first priority lien on substantially all of the borrower’s assets and was performing at December 31, 2009.
     The largest aggregate amount of principal outstanding during 2009 for the two loans that were on non-accrual status as of December 31, 2009 was $4,331,431. We charged off a total of $2,057,684 with respect to these loans during 2009. The principal amount outstanding for these two loans as of March 31, 2010 was $2,068,747. The aggregate amount of principal paid for these two loans during 2009 was $35,000. No interest was recognized for these two loans during 2009.
     The Company recognizes that other related transactions, not exclusively loans, between the Company or the Bank and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. The Company has a formal policy which requires the Audit Committee of the Board of Directors to review in advance any transaction in which any of the Company’s directors or executives had, has, or will have a direct or indirect material interest, including any transaction that would require disclosure pursuant to Item 404(a) of the SEC’s Regulation S-K. After its review, the Audit Committee will only approve those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. Such transactions are reported to the Board of Directors on an annual basis.
COMPENSATION DISCUSSION AND ANALYSIS
     This Compensation Discussion and Analysis describes the Company’s compensation philosophy and policies for 2009 with respect to the executives named in the summary compensation table below (these executives are referred to as the “Named Executive Officers”). It explains the structure and rationale associated with each material element of the Named Executive Officers’ total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts that follow.
Compensation Philosophy and Objectives
     The Compensation Committee, which is composed of at least four independent directors, sets and administers the policies that govern the Company’s executive compensation programs. All decisions relating to the compensation of the Named Executive Officers are recommended to the full Board and subject to the full Board’s approval.
     The Company seeks to target executive compensation at levels that it believes to be consistent with similarly-situated peers in the banking industry. Historically, executive compensation was weighted toward programs contingent upon the Company’s level of annual and long-term performance. However, as explained below, the Board has suspended the Company’s Annual Incentive Plan as a result of recent deterioration in financial performance. Furthermore, the value of existing stock options has declined due to a corresponding decline in the value of the Company’s stock. Therefore, base salaries currently constitute the most significant element of executive compensation. The Company expects this to continue until financial performance improves.
     In general, for senior management positions of the Company, including the Named Executive Officers, the Company will pay base salaries that target the market median of other financial institutions of similar asset size, strategy, complexity and products and markets. Guidelines for specific components of overall compensation include:
•	Base salaries for executives generally are targeted at the 50th percentile.

•	The Annual Incentive Plan historically targeted cash compensation at the 50th percentile when target performance-based goals are achieved and between the 60th and 75th percentiles if annual goals are exceeded. However, no payments were made under the Annual Incentive plan over the last two years. Furthermore, the Annual Incentive Plan has been suspended indefinitely. The Company does not expect to make future payments under the Annual Incentive Plan unless and until the Company’s overall financial performance improves.

•	Performance-based Long-Term Incentives in the form of stock options were designed to generally target equity compensation at the 50th percentile when target goals are met, with the potential for awards between the 60th and 75th percentiles when long-term goals are exceeded. No stock option grants were made to the Named Executive Officers during 2009. Because of the Company’s recent financial deterioration, and its corresponding effect on the value of the Company’s stock, existing stock options are worth less now than they were before the deterioration. Therefore, the incentive value of the existing stock options has recently diminished.
Compensation-Related Governance and Role of the Compensation Committee
     Committee Charter and Members
     The Compensation Committee’s primary responsibilities are to: (1) determine the compensation payable to executive officers; (2) evaluate the performance of the Chief Executive Officer and the relationship between performance and the Company’s compensation policies for the Chief Executive Officer and other executive officers; (3) issue reports in accordance with SEC rules regarding compensation policies; and (4) review, approve and administer stock-based, profit-sharing and incentive compensation plans. As of December 31, 2009, the Committee was comprised of four members of the Board each of whom: (a) met the independence requirements set forth under NASDAQ listing standards; (b) qualify as “non-employee directors” as defined in Section 16 of the Securities Exchange Act of 1934; and (c) qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.
     Interaction with Consultants
     The Compensation Committee engaged a compensation consulting firm to provide an executive compensation review in 2007. Clark Consulting conducted an independent, third-party peer compensation review of 21 similar banking institutions. Working with both the Compensation Committee and the Executive Management team, Clark Consulting identified factors used to establish a peer group of banks for the Company, such as size, asset growth of the institution, geographic footprint, number of branches, and performance. Clark Consulting studied executive compensation at 21 peer banks and identified and provided in-depth written reports to the Company’s Compensation Committee. In August 2009, the Compensation Committee engaged Amalfi Consulting to provide an updated review of peer compensation. This review was presented to the Board in December 2009 and has been used to set executive compensation for 2010. Through these third party reviews, the Company’s board and management are able to assess executive compensation against banking industry peers. For more information on the compensation review, see “Pay Level and Benchmarking” below.

     Role of Executives in Compensation Committee Deliberations
     The Compensation Committee occasionally requests the CEO to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance. However, only independent Compensation Committee members may vote on decisions regarding changes in executive compensation to recommend to the full Board.
     The CEO does not provide the recommendations for changes in his own compensation. The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation for recommendation to the full Board are made in executive session, without the CEO present. The Committee initiates any changes in the CEO’s compensation based on their perception of the CEO’s performance periodically incorporating market reviews and recommendations from outside consultants. Relative to executives other than the CEO, the Committee takes into consideration the CEO’s proposals and related market data in making its recommendations to the full Board.
     Compensation Committee Activity
     In 2009, the Compensation Committee met six times. The Committee’s activities included the following: review of alternative components for compensating directors and executives, selection of HR consultant to assist in review of director and executive compensation levels and components, and periodic review of the appropriateness of the level of board fees and executive compensation given the current banking environment.
Compensation Framework
     Summary of Pay Components
     The Company uses the pay components listed below to balance various objectives. The Company believes that its compensation framework helps encourage achievement of strategic objectives and creation of shareholder value, recognize and reward individual initiative and achievements, maintain an appropriate balance between base salary and annual and long-term incentive opportunity, and allow the Company to compete for, retain, and motivate talented executives critical to its success.
     Base Salary
     The Company pays its executives cash salaries intended to be competitive by taking into account total compensation market reviews, the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. The Company targets salaries at the 50th percentile of competitive practice. Salary decisions also take into account the positioning of projected total compensation with target-level performance incentives.
     The Company’s Board of Directors approved 2009 annual base salaries for the Named Executive Officers in late 2008. Mr. Reed’s salary was $275,000 as of October 1, 2008. However, he voluntarily agreed to reduce his salary in October, 2008 by $13,000 and again in March, 2009 by another $13,000 to coincide with two reductions-in-force initiated by the Bank. Ms. Martin’s and Mr. Akins’ annual salaries at the beginning of 2009 were each $164,800. However, they each voluntarily reduced their salaries in December, 2009 by $9,190. As of December 31, 2009, the base salaries for the Named Executive Officers were as follows:

Jackie L. Reed	—	$249,000

Teresa L. Martin	—	$155,610

Gregory S. Akins	—	$155,610

W. Brett Morgan	—	$155,000

     Annual Cash Incentive
     Historically the Company has maintained an Annual Incentive Plan pursuant to which cash bonuses were paid in January of each year based on individual and Company-wide performance for the previous year. Given the deterioration in the Company’s financial performance over the last two years, however, no payments were made under the Annual Incentive Plan for 2009 or 2008. Furthermore, as noted above, the Annual Incentive Plan has been suspended indefinitely. The Company does not expect to make future awards under the Annual Incentive Plan until financial performance improves.
     Long-Term Incentives
     The Company has historically paid equity, in the form of stock options, to certain executives at various times in the past. The Company currently maintains its 2007 Equity Plan pursuant to which stock options and other forms of equity compensation may be granted. Concurrent with Mr. Morgan accepting employment with the Bank in 2008, the Company awarded stock options to him. No awards have been made to Named Executive Officers since that time. However, previously awarded stock options did vest during 2009.
     The Company believes that the grant of stock options can serve as an effective long-term incentive for the Named Executive Officers that encourages them to remain with the Company and excel in their performance. With respect to previously awarded stock options, however, the value of this incentive has diminished due to the recent deterioration in financial performance and a corresponding decline in the value of the Company’s stock.
     Timing of Equity Grants
     The Company does not have a formal written policy guiding the timing of equity grants. All prior equity grants were made after formal Compensation Committee approval and subject to full Board approval.
     401(k) Plan
     The Company sponsors a 401(k) Plan pursuant to which the Company has made safe harbor contributions in the past. The purpose of the plan is to reward employees for their productivity and service and provide employees with greater retirement income. The Bank made safe harbor contributions to the 401(k) plan in 2008 but suspended contributions in 2009.
     Other Compensation
     The Named Executive Officers participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs. For each of the Named Executive Officers, the Company has also historically provided the following types of perquisites: paid health insurance premiums, business and personal use of a Company car (including a fuel allowance) for transportation for the executives, customers, employees and directors (or a car allowance in lieu of a company car), and social and civic club dues for networking and entertaining. Social club dues were suspended in 2009. The Company believes that providing these types of perquisites is consistent with industry practice and therefore necessary to attract and retain qualified executives.
Pay Level and Benchmarking
     In 2006, the Compensation Committee engaged Clark Consulting to review total compensation levels for the Named Executive Officers. This review covered base salary, annual cash incentives, all forms of equity compensation, and all other forms of compensation. The Company’s executive compensation programs over the last several years, including the levels of each component of executive compensation, was determined in part based on this study.
     The primary data source used in setting competitive market levels for the executives is the information publicly disclosed by a “2006 Peer Group” of the 21 companies listed below. These companies include banks of similar size and geographic location.

2006 PEER GROUP

Southern Community Financial	SCMF	Vision Bancshares Inc.	VBAL	BNC Bancorp	BNCN
First Security Group Inc.	FSGI	Bancshares of Florida Inc.	BOFL	American Community Bcshs	ACBA
Pinnacle Financial Partners	PNFP	Coast Financial Holdings Inc.	CFHI	New Century Bancorp Inc.	NCBC
Gateway Financial Holdings	GBTS	Omni Financial Services, Inc.	OFSI	Crescent Financial Corp.	CRFN
Centerstate Banks of Florida	CSFL	Southcoast Financial Corp.	SOCB	Greenville First Bancshares	GVBK
Nexity Financial Corporation	NXTY	Capital Bancorp Inc.	CPBB	TN Commerce Bancorp Inc	TNCC
Integrity Bancshares Inc.	ITYC	First Community Corp.	FCCO	First Reliance Bcshs	FSRL
     In addition, the Executive Compensation Review also referenced published survey sources including Watson Wyatt, Mercer, Bank Administration Institute, Georgia Bankers Association and American Community Bankers.
     After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.
     Based on the Company’s performance in 2008, the Compensation Committee determined that no salary increases were justified for 2009. As noted above, several of the Named Executive Officers voluntarily agreed to salary reductions during 2009.
     In August 2009, the Compensation Committee engaged Amalfi Consulting to review total compensation levels for the Named Executive Officers. This review was intended to serve as an update to the data collected by the earlier review. The information from this review is being used to set 2010 compensation levels. The Company intends to engage third party consultants on a periodic basis to assist it in following evolving industry practice.
Adjustment or Recovery of Awards
     The Company has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback”, of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.
Employment Agreements – Payments
     The Company entered into a separate three-year employment agreement with each of the four Named Executive Officers, and all have identical contracts, with the exception of the effective dates (as listed below) and compensation levels.

Mr. Reed	December 11, 2008
Ms. Martin	December 11, 2008
Mr. Akins	December 12, 2008
Mr. Morgan	December 15, 2008
     As previously noted, Mr. Reed voluntarily resigned on March 19, 2010. For additional information regarding the remaining contracts see their summaries under “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change in Control”.

Tax and Accounting Considerations
     The Company takes into account tax and accounting implications in the design of its compensation programs and selection of appropriate incentive devices. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. All of the compensation the Company paid in 2009 to the named executive officers is expected to be tax deductible under IRC Section 162(m).
Conclusion
     The Company believes its compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size given the current industry and economic environment. The Compensation Committee monitors the various guidelines that make up the program and reserves the right to adjust them as necessary to continue to meet the Company and shareholder objectives.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee reviewed and discussed with management the section entitled “Compensation Discussion and Analysis” included in this Proxy Statement beginning on page 16 (the “CD&A”). In reliance on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in this Proxy Statement.
The Compensation Committee
/s/ Gregory M. Hagan
/s/ Edward R. Newbern
/s/ G. Randall Pugh
/s/ Carl R. Sewell, Jr.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The following directors served as a member of the Compensation Committee during 2009: Gregory M. Hagan, Edward R. Newbern, G. Randall Pugh, Carl R. Sewell, Jr. and Wyche T. Green III (Mr. Green served on the committee from January 1, 2009 to August 1, 2009). None of the members of the Compensation Committee was an officer or employee of the Company during 2009 or at any time in the past and none of the Company’s executive officers have served as a member of the Compensation Committee or a Board of Directors of any other entity that has an executive officer serving as a member of the Company’s Board of Directors.
EXECUTIVE COMPENSATION
Summary Compensation Table
     The table below provides information concerning the compensation paid to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and our Chief Lending Officer for services in all capacities for the last three years.

							Change in
							Pension Value
						Non-Equity	and Nonqualified
						Incentive Plan	Deferred	All Other
Name and				Stock	Option	Compensation	Compensation	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	($)	Earnings ($)	($)[1]	Total ($)
Jackie L. Reed[2]	2009	251,092	—	—	—	—	—	28,740	279,832
CEO/President	2008	271,676	—	—	—	—	—	53,919	325,595
	2007	230,000	92,000	—	—	—	—	58,253	380,253
	2006	199,808	50,000	—	—	—	—	42,570	292,378

Teresa L. Martin	2009	163,990	—	—	—	—	—	26,972	190,962
	2008	164,666	—	—	—	—	—	36,102	200,768
	2007	155,598	39,000	—	—	—	—	36,119	230,717
	2006	135,000	33,750	—	—	—	—	30,545	199,295

Gregory S. Akins	2009	163,990	—	—	—	—	—	32,086	196,076
EVP/COO	2008	164,632	—		—	—	—	43,153	207,785
	2007	155,597	39,000	—	400,000	—	—	39,209	633,806
	2006	132,577	33,750	—	—	—	—	35,531	201,858

W. Brett Morgan[3]	2009	155,000	—	—	—	—	—	23,869	178,869
EVP/CLO	2008	107,214	—	—	150,000	—	—	21,591	278,805

[1]	All Other Compensation for 2009 includes items such as personal travel using vehicles owned by the Company or an equivalent auto allowance (Mr. Reed $2,432, Ms. Martin $7,327, Mr. Akins $12,461, and Mr. Morgan $12,461), Company and Bank director fees (Mr. Reed $16,830, Ms. Martin $3,680 and Mr. Akins $3,680), and health insurance (Mr. Reed $8,232, Ms. Martin $14,720, Mr. Akins $14,699 and Mr. Morgan $11,408).

[2]	Mr. Reed resigned as President and CEO of the Company effective March 19, 2010.

[3]	Mr. Morgan was appointed as Interim President and CEO effective March 19, 2010. He originally joined the Company on March 31, 2008. Therefore, no compensation was paid to Mr. Morgan for 2007.
Outstanding Equity Awards at December 31, 2009
     The following table provides information concerning unvested options and unexercised options as of December 31, 2009. There were no other forms of outstanding equity awards as of December 31, 2009.

	Option Awards
			Equity
			Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
	(#)	(#)	Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date
Jackie L. Reed	177,083	29,514	—	3.39	09/19/2013
CEO/President

Teresa L. Martin	44,270	—	—	3.39	09/19/2013
EVP/CFO	23,610	—	—	7.50	08/18/2015

Gregory S. Akins	33,333	—	—	7.50	06/24/2015
EVP/COO	13,333	13,333	—	15.00	10/02/2017

W. Brett Morgan	6,600	3,400	—	15.00	04/01/2018
EVP/CLO

Potential Payments Upon Termination or Change in Control
     We have employment contracts with each of our named executive officers that provide for potential payments upon termination or a change in control. The details of the provisions of these contracts are described below. A summary of Mr. Reed’s former contract has been omitted since he voluntarily resigned on March 19, 2010.
     Teresa L. Martin. Ms. Martin’s contract provides that the Bank will employ her as Executive Vice President and Chief Financial Officer of the Bank and has an initial term of three years. The contract will be automatically extended for an additional year on the initial termination date and each anniversary thereafter unless either party gives the other 90 days prior written notice.
     If Ms. Martin’s employment is terminated by the Bank without cause or by her for “good reason” (as defined in the contract) she will be entitled to severance pay equal to 100% of her annual base salary, which would be paid in bi-weekly installments in accordance with the Bank’s normal pay practices. Assuming such a termination as of the last business day of 2009, the Bank would have been required to pay Ms. Martin $164,800. In addition, if and to the extent that Ms. Martin timely elects COBRA continuation coverage, the Bank will pay her on a monthly basis the cost of such coverage, less the amount of premiums paid by active employees receiving the same coverage, for 12 months following termination or, if earlier, until Ms. Martin becomes eligible under another group health plan or otherwise no longer continues to have COBRA coverage.
     In the event of a change in control and Ms. Martin is (1) terminated by the Bank (except for a “for cause” termination) during the one-year period after the change in control becomes effective, (2) voluntarily resigns during the 90-day period following the change in control, or (3) resigns for “good reason” within 30 days after the effective date the event giving rise to “good reason” (provided the resignation also falls within the one-year period after the change in control becomes effective), then she will be entitled to receive severance pay equal to 200% of her then existing annual base salary, which will be paid in a lump sum within 14 days following the date of termination or resignation. This payment is in addition to other amounts owed to Ms. Martin pursuant to the agreement. Assuming such a termination or resignation as of the last business day of 2009, the Bank would have been required to pay Ms. Martin $329,600.
     Ms. Martin’s employment agreement provides that in the event of her termination from employment, she will not work in a similar capacity for a competing banking business within 20 miles of the Bank’s Carrollton, Georgia location for a period of one year. Ms. Martin will also be restricted on the disclosure and use of the Bank’s confidential information and trade secrets. In addition, she will be restricted in his ability to solicit the Bank’s employees or customers.
     Gregory S. Akins. Mr. Akins’ contract provides that the Bank will employ him as Executive Vice President and Chief Operating Officer of the Bank and has an initial term of three years. The contract will be automatically extended for an additional year on the initial termination date and each anniversary thereafter unless either party gives the other 90 days prior written notice.
     If Mr. Akins’ employment is terminated by the Bank without cause or by him for “good reason” (as defined in the contract) he will be entitled to severance pay equal to 100% of his annual base salary, which would be paid in bi-weekly installments in accordance with the Bank’s normal pay practices. Assuming such a termination as of the last business day of 2009, the Bank would have been required to pay Mr. Akins $164,800. In addition, if and to the extent that Mr. Akins timely elects COBRA continuation coverage, the Bank will pay him on a monthly basis the cost of such coverage, less the amount of premiums paid by active employees receiving the same coverage, for 12 months following termination or, if earlier, until Mr. Akins becomes eligible under another group health plan or otherwise no longer continues to have COBRA coverage.
     In the event of a change in control and Mr. Akins is (1) terminated by the Bank (except for a “for cause” termination) during the one-year period after the change in control becomes effective, (2) voluntarily resigns during the 90-day period following the change in control, or (3) resigns for “good reason” within 30 days after the effective date the event giving rise to “good reason” (provided the resignation also falls within the one-year period after the change in control becomes effective), then he will be entitled to receive severance pay equal to 200% of his then existing annual base salary, which will be paid in a lump sum within 14 days following the date of termination or resignation. This payment is in addition to other amounts owed to Mr. Akins pursuant to the agreement. Assuming such a termination or resignation as of the last business day of 2009, the Bank would have been required to pay Mr. Akins $329,600.
     Mr. Akins’ employment agreement provides that in the event of his termination from employment, he will not work in a similar capacity for a competing banking business within 20 miles of the Bank’s Carrollton, Georgia location for a period of one year. Mr. Akins will also be restricted on the disclosure and use of the Bank’s confidential information and trade secrets. In addition, he will be restricted in his ability to solicit the Bank’s employees or customers.
     W. Brett Morgan. Mr. Morgan’s contract provides that the Bank will employ him as Executive Vice President and Chief Lending Officer of the Bank and has an initial term of three years. The contract will be automatically extended for an additional year on the initial termination date and each anniversary thereafter unless either party gives the other 90 days prior written notice.
     If Mr. Morgan’s employment is terminated by the Bank without cause or by him for “good reason” (as defined in the contract) he will be entitled to severance pay equal to 100% of his annual base salary, which would be paid in bi-weekly installments in accordance with the Bank’s normal pay practices. Assuming such a termination as of the last business day of 2009, the Bank would have been required to pay Mr. Morgan $155,000. In addition, if and to the extent that Mr. Morgan timely elects COBRA continuation coverage, the Bank will pay him on a monthly basis the cost of such coverage, less the amount of premiums paid by active employees receiving the same coverage, for 12 months following termination or, if earlier, until Mr. Morgan becomes eligible under another group health plan or otherwise no longer continues to have COBRA coverage.
     In the event of a change in control and Mr. Morgan is (1) terminated by the Bank (except for a “for cause” termination) during the one-year period after the change in control becomes effective, (2) voluntarily resigns during the 90-day period following the change in control, or (3) resigns for “good reason” within 30 days after the effective date the event giving rise to “good reason” (provided the resignation also falls within the one-year period after the change in control becomes effective), then he will be entitled to receive severance pay equal to 200% of his then existing annual base salary, which will be paid in a lump sum within 14 days following the date of termination or resignation. This payment is in addition to other amounts owed to Mr. Morgan pursuant to the agreement. Assuming such a termination or resignation as of the last business day of 2009, the Bank would have been required to pay Mr. Morgan $310,000.
     Mr. Morgan’s employment agreement provides that in the event of his termination from employment, he will not work in a similar capacity for a competing banking business within 20 miles of the Bank’s Carrollton, Georgia location for a period of one year. Mr. Morgan will also be restricted on the disclosure and use of the Bank’s confidential information and trade secrets. In addition, he will be restricted in his ability to solicit the Bank’s employees or customers.
2009 Director Compensation
     The following table provides information concerning the compensation of our directors for 2009. The directors reduced the amount of their compensation in January 2009, reduced it further in August 2009, and fully eliminated it in November 2009. The table omits Jackie L. Reed since he is also a named executive officer and his compensation for services as a director is fully reflected in the summary compensation table above.

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash[1]	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Roy L. Denney	12,200	—	—	—	—	—	12,200

Walter D. Duke	19,320	—	—	—	—	—	19,320

Wyche T. Green, III	12,490	—	—	—	—	—	12,490

Greg M. Hagan	13,370	—	—	—	—	—	13,370

George B. Hamil, Jr.	25,100	—	—	—	—	—	25,100

Terry L. Harper	21,450	—	—	—	—	—	21,450

Emmett K. Harrod	13,580	—	—	—	—	—	13,580

H. Jeffrey Lindsey	20,850	—	—	—	—	—	20,850

Dennis H. McDowell	19,120	—	—	—	—	—	19,120

Edward R. Newbern	19,120	—	—	—	—	—	19,120

Randall Pugh	14,590	—	—	—	—	—	14,590

Carl R. Sewell, Jr.	13,820	—	—	—	—	—	13,820

Bart R. Smith	13,199	—	—	—	—	—	13,199

Gleamer L. Smith, Jr.	19,120	—	—	—	—	—	19,120

Robert L. Stewart, Jr.	19,120	—	—	—	—	—	19,120

[1]	Include fees for service on the Company’s Board and the Bank’s Board.
PROPOSAL NO. 2 -
RATIFICATION OF INDEPENDENT AUDITORS
     Mauldin & Jenkins, LLC served as the Company’s independent auditors for the fiscal year ended December 31, 2009, and has been reappointed by the Audit Committee of the Board of Directors to serve in that capacity for the 2010 fiscal year. The Company has been advised that no member of Mauldin & Jenkins, LLC or any of its associates have any financial interest in the Company. A representative of Mauldin & Jenkins, LLC will be available at the Annual Meeting to respond to questions or make a statement on behalf of the independent auditors, if they so desire.
     Although not formally required, the appointment of the independent auditors of the Company has been directed by the Board of Directors to be submitted to the shareholders for ratification as a matter of sound corporate practice. If the shareholders do not ratify the appointment of Mauldin & Jenkins, LLC, the appointment of the independent auditors will be reconsidered by the Board. Even if the shareholders ratify the appointment, the Board of Directors, in its sole discretion, may still direct the appointment of new independent auditors at any time during 2010 if the Board of Directors believes that such a change would be in the best interests of the Company.

     The following captions set forth the amounts billed by Mauldin & Jenkins, LLC for auditing services and all other services. The Audit Committee of the Board of Directors has considered whether the provision of non-audit services is compatible with maintaining auditor independence and believes that it is.
     Audit Fees. Mauldin & Jenkins, LLC billed the Company $111,680 for 2009 and $94,746 for 2008 for professional services rendered in connection with the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q and other services that are normally provided in connection with statutory and regulatory filings for these years.
     Audit-Related Fees. Mauldin & Jenkins, LLC billed the Company $36,631 for 2009 and $32,178 for 2008 for services that are reasonably related to the performance of the audit or review of the Company’s financial statements but are not reported under “Audit Fees” above.
     Tax Fees. Mauldin & Jenkins, LLC billed the Company $10,750 for 2009 and $11,300 for 2008 for professional services rendered for tax compliance, tax advice, and tax planning.
     All Other Fees. Mauldin & Jenkins, LLC did not bill the Company for any professional services during 2009 and 2008 other than those described above.
     The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Mauldin & Jenkins, LLC as the Company’s independent auditors for 2010.
OTHER MATTERS
     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.
VOTING REQUIREMENTS
     Under law and pursuant to the bylaws of the Company, the presence, in person or by proxy, of the holders of more than 50% of the outstanding Common Stock entitled to vote is necessary to constitute a quorum for purposes of shareholder action. For these purposes, shares which are present or represented by proxy at the Annual Meeting will be counted in determining whether a quorum has been constituted, regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority.
     With regard to Proposal No. 1, the election of Class III directors, votes may be cast for or votes may be withheld from each nominee. Directors will be elected by a plurality of votes cast at the Annual Meeting.
     With regard to Proposal No. 2, the ratification of independent public accountants, votes may be cast for or against the matter, or shareholders may abstain from voting on the matter. Approval of such matter requires the affirmative vote of at least a majority of the votes cast at the Annual Meeting.
     Under certain circumstances, including the election of directors, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In these cases, and in cases where a shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. The Company expects that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to Proposal II — Ratification of Independent Auditors, but not with respect to Proposal I — Election of Class III Directors.
     In counting the votes cast, only those cast “for” and “against” a matter are included, although you cannot vote “against” a nominee for director. As stated above, directors are elected by a plurality of the votes casts in favor. Therefore, instructions to “withhold authority” to vote for a certain nominee will have no effect.

     If you hold your shares of Common Stock in your own name as a holder of record and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote and will have no effect (other than with respect to establishing a quorum). If, however, your shares are held in “street name” and you fail to give instructions as to how you want your shares voted, the broker, bank or other nominee may vote the shares in their own discretion on certain routine matters.
SHAREHOLDER PROPOSALS
     Any shareholder proposal intended to be presented at the 2011 annual meeting of shareholders and to be included in the Company’s proxy statement and form of proxy relating to such meeting must be received by the Company no later than December 31, 2010. Any such proposal must comply in all respects with the rules and regulations of the SEC.
     For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the Company’s 2011 annual meeting of shareholders, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on March 16, 2011, and advises shareholders in the 2011 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) does not receive notice of the proposal prior to the close of business on March 16, 2011. Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to FGBC Bancshares, P.O. Box 2578, Carrollton, Georgia 30112, Attention: Corporate Secretary.
ANNUAL REPORT ON FORM 10-K
     A copy of the Company’s Annual Report to Shareholders accompanies this proxy statement. The Annual Report includes a copy of its annual report on Form 10-K, including financial statements and any financial statement schedules, as filed with the SEC. Copies of exhibits to the Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to FGBC Bancshares, P.O. Box 2578, Carrollton, Georgia 30112, Attention: Corporate Secretary. If the person requesting the Form 10-K was not a shareholder of record on April 12, 2010, the request must include a representation that such person was the beneficial owner of the Common Stock on that date.
AVAILABLE INFORMATION
     The Company is subject to the disclosure requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC. Shareholders may inspect and copy such reports, proxy statements and other information at the Company’s office located at 100 Tom Reeve Drive, Carrollton, Georgia 30117.
By Order of the Board of Directors
President and Chief Executive Officer
Franklin, Georgia
April 30, 2010

APPENDIX A
FGBC Bancshares, Inc.
Compensation Committee Charter
Purpose
The primary purpose of the Compensation Committee (the “Committee”) is to aid the Board of Directors (the “Board”) in discharging its responsibilities relating to the compensation of the Company’s executive officers, including the chief executive officer. The Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.
Membership
The Committee shall be comprised of at least three (3) members of the Board each of whom shall: (a) meet the independence requirements of the appropriate public market listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board; (b) qualify as “non-employee directors” as defined in Section 16 of the Securities Exchange Act of 1934; and (c) qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.
Structure and Meetings
The chairperson of the Committee will preside at each meeting of the Committee and in consultation with the other members of the Committee, shall set the frequency and length of each meeting and agenda of the items to be addressed at each meeting.
Duties and Responsibilities
The Committee shall have the duties, responsibilities and authority to:
•	Annually review and determine (i) the annual compensation, including salary, bonus, incentive and other compensation of the chief executive officer, and (ii) corporate goals and objectives relevant to compensation of the chief executive officer, (iii) evaluate performance in light of these goals and objectives, (iv) approve compensation in accordance therewith and provide a report thereon to the Board.

•	Annually review and approve the amounts and terms of base salary, incentive compensation and all other compensation for the Company’s executive officers to include the CFO, SLO and COO, and report the Committee’s determination to the Board. In determining compensation, the Committee will review overall performance in the fiscal year with focus on income and earnings per share. Other considerations may include the following: non-interest revenue and income, various expense control criteria, deposit growth, loan production, customer satisfaction, customer retention sales and referral revenues and development and expansion of the Company’s product lines, market areas and strategies.

•	Prepare, or oversee the preparation of, and approve the annual Committee report on executive compensation for inclusion in the Company’s proxy statement.

•	Review executive officer compensation in reference to Section 162(m) of the Internal Revenue Code, as it may be amended from time to time, and any other applicable laws, rules and regulations.

•	Annually review employee compensation strategies, benefits and equity programs.

•	Recommend to the Board the compensation for directors (including retainer, committee and committee chair fees, stock options and other similar items, as appropriate).

•	Review and approve employment agreements, severance agreements and change in control agreements and provisions when, and if appropriate, as well as any special supplemental benefits.

A-1

•	Review and make recommendations to the Board with respect to incentive based compensation plans and equity based plans, establish criteria for the terms of awards granted to participants under such plans, grant awards in accordance with such criteria and exercise all authority granted to the Committee under such plans, or by the Board in connection with such plans.

•	Conduct an annual review of the Committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Report regularly to the Board on the Committee’s activities.

•	Obtain advice and assistance as needed, from internal or external legal, accounting, search firms, compensation specialists or other advisors, including the retention, termination and negotiation of terms and conditions of the assignment.

•	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law as the Committee or the Board deem appropriate.

•	Delegate responsibilities to subcommittees of the Committee as necessary or appropriate.

A-2

APPENDIX B
AUDIT COMMITTEE CHARTER
FGBC BANCSHARES, INC.
I. PURPOSE
     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by FGBC Bancshares, Inc. (the “Company”) to any governmental body or the public; the Company’s systems of internal controls; and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee’s primary duties and responsibilities are to:
•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system, compliance with ethics policies, legal and regulatory requirements.

•	Review and appraise the audit efforts of the Company’s independent auditors and internal auditing department.

•	Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board of Directors.
     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.
II. COMPOSITION
     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom must: (i) be independent as defined in Nasdaq Marketplace Rule 4200(a)(15); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act of 1934 (subject to the exemptions provided in Rule 10A-3(c)); (iii) not have participated in the preparation of the Company’s financial statements or any subsidiary at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including, but not limited to, the Company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.
     One director, who is not an “independent director”, as defined by the rules of Nasdaq, and is not a current employee or an immediate family member of such employee, may be appointed to the Audit Committee if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its shareholders and the Board discloses, in the next annual proxy statement after such determination, the nature of the relationship and the reasons for that determination. A member appointed under this exception may not serve longer than two years and may not chair the Audit Committee.
     The members of the Audit Committee and its Chairperson shall be designated by the Board of Directors at the annual organizational meeting of the Board.
III. MEETINGS
     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chairperson should meet with the independent auditors and management quarterly to review the Company’s financials consistent with IV.A.4. below.

IV. RESPONSIBILITIES AND DUTIES
     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and shareholders of the Company that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of a high quality. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Audit Committee will take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior
     To fulfill its responsibilities and duties the Audit Committee shall:
A.	Documents/Reports Review
1.	Review and update this Charter, at least annually and more frequently as conditions dictate.

2.	Review the Company’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

3.	Review the regular internal reports to management prepared by the internal auditing department and management’s response.

4.	Review with financial management and the independent auditors the 10-Q or 10-K and the release of earnings prior to its filing or release. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

5.	Establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.
B.	Independent Auditors
1.	Be directly responsible for the appointment, retention, and termination of the independent auditors, subject to shareholder ratification, and the independent auditors must report directly to the Audit Committee. The Audit Committee also shall be directly responsible for the oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting.

2.	Pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee has delegated pre-approval authority to the Chairperson of the Audit Committee. Any decisions of the Chairperson, to whom pre-approval authority is delegated, will be presented to the full Audit Committee at its next scheduled meeting.

3.	Obtain and review a report, at least annually, by the independent auditors describing: (i) the firm’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company in order to assess the auditor’s independence.

4.	Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.
C.	Financial Reporting Processes
1.	In consultation with the independent auditors and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

2.	Consider the independent auditors’ judgments about the quality, and appropriateness of the Company’s accounting principles as applied in its financial reporting.

3.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal auditing department.

4.	Review the Company’s quarterly and annual financial statements with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to any governmental body or the public.

5.	Review with the independent auditors and the Company’s counsel compliance matters and any legal or regulatory matter that could have a significant impact on the Company’s financial statements.

6.	Report Audit Committee actions to the Board of Directors with such recommendations as the Audit Committee may deem appropriate.

7.	Prepare a report for including in the Company’s annual proxy statement, as required by the SEC.
D.	Oversight of Audit Process
1.	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, to review such audit, including any comments or recommendations of the independent auditors.

2.	Review with the independent auditors the Company’s internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis shall be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

3.	Review the internal audit function of the Company including the independence and authority of its reporting obligations.

4.	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

5.	Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.
E.	Process Improvement and other Roles and Responsibilities
1.	Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

2.	Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

3.	Review with the independent auditors, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.

4.	Review corporate attorneys’ reports for evidence of a material violation of securities laws or breaches of fiduciary duty.

5.	Set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

FGBC BANCSHARES, INC.
REVOCABLE PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2010
     The undersigned shareholder of FGBC Bancshares, Inc. (the “Company”) hereby appoints George B. Hamil, Jr. and W. Brett Morgan and each of them as proxies, with full power of substitution acting by either of them if only one of them be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Meeting”) to be held at the Franklin office of First Georgia Banking Company, 101 Main Street, Franklin, Georgia 30217, on Monday, June 7, 2010, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.
THE BOARD OF DIRECTORS HEREBY RECOMMENDS
A VOTE FOR THE PROPOSALS

PROPOSAL ONE:	To elect the five nominees listed below each to serve as Class III directors of the Company for a three-year term expiring at the 2013 Annual Meeting of Shareholders.

☐	For all the nominees listed below	☐	Withhold authority to vote
for all nominees listed below
(Instructions: To withhold authority to vote for any individual nominee or nominees, strike a line through the nominee’s name or names listed below.)
Walter D. Duke
George B. Hamil, Jr.
Terry L. Harper
H. Jeffrey Lindsey
Robert L. Stewart, Jr.

PROPOSAL TWO:	To ratify the selection of Mauldin & Jenkins, LLC as the Company’s independent auditors for 2010.

☐ For	☐ Against	☐ Abstain

This proxy will be voted as directed, but if direction to the contrary is not indicated, it will be voted FOR the Proposals.
Discretionary authority is hereby conferred as to all other matters which may come before the Meeting.

Dated: , 2010
Signature of Shareholder

Signature of Shareholder (for jointly held shares)

If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting and give full title. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership or limited liability company, please sign in the name of the entity by an authorized person.
Please mark, date and sign this Proxy, and return it in the enclosed, return-addressed envelope. No postage is necessary.
PLEASE RETURN THIS PROXY NO
LATER THAN MAY 27, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2010
The Company’s proxy statement and 2009 annual report to shareholders are available on the Internet at
http://www.firstgabnk.com/proxy.